UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2024

COHERUS BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36721	27-3615821
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 649-3530

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CHRS	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Rita A. Karachun to Board of Directors

The Board of Directors (the “Board”) of Coherus BioSciences, Inc. (the “Company”) increased the authorized number of directors that can serve on the Board from ten to 11 directors and, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, resolved that the vacancy on the Board created by such increase would be filled by the appointment of Rita A. Karachun, with such appointment becoming effective upon the receipt of certain confirmations, which were received May 31, 2024. Ms. Karachun was appointed as a Class II director with a term of office expiring at the Company’s 2025 annual meeting of stockholders or until her successor is duly elected and qualified, subject to her earlier death, resignation or removal. Ms. Karachun has also been appointed to serve on the Audit Committee of the Board.

Ms. Karachun, age 61, served at Merck & Co., Inc. as SVP and Global Controller from March 2014 until December 2023 where she managed a global team covering accounting and operational aspects of the company, including leading and developing the operating model for finance and driving the acceleration of the company’s global shared service model. Before becoming SVP and Global Controller, from February 2007 until February 2014, Ms. Karachun was Assistant Controller at Merck & Co., Inc. Previously, from 1996 until 2006, Ms. Karachun was Assistant Controller – Chief Accountant at AT&T Corp., where her work included leading the finance and accounting activities for the initial public offering of AT&T Capital Corp. Ms. Karachun has served as a member of the board of directors of Jersey Battered Women’s Service since July 2016. Ms. Karachun holds a B.S. in Accounting from Fairleigh Dickinson University.

As a non-employee director, Ms. Karachun will receive compensation in accordance with the Company’s non-employee director compensation policy. Pursuant to this policy, upon appointment to the Board, Ms. Karachun will be eligible to receive an annual cash retainer for service on the Board and the Audit Committee in the amount of $60,000. On June 4, 2024, Ms. Karachun received an option under the Company’s Amended and Restated 2014 Equity Incentive Award Plan to purchase 168,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on June 4, 2024. The option will vest and become exercisable for 1/3rd of the total number of shares after one year, and 1/36th of the total number of shares subject to the stock option shall vest and become exercisable monthly thereafter, so that all of the shares subject to the stock option shall be vested and exercisable on the third anniversary of the vesting commencement date, subject to Ms. Karachun’s continued service to the Company through each applicable vesting date.

In accordance with the Company’s customary practice, it is expected that the Company will enter into its standard form of indemnification agreement for directors and officers with Ms. Karachun, which will require the Company to indemnify Ms. Karachun against certain liabilities that may arise as result of her status or service as a director. The description of Ms. Karachun’s indemnification agreement is qualified in its entirety by the full text of the form of indemnification agreement, which is attached to the Company’s Form S-1/A filed with the Securities and Exchange Commission on October 24, 2014 as Exhibit 10.13.

There were no arrangements or understandings between Ms. Karachun, and any other person pursuant to which Ms. Karachun was appointed as a member of the Board. There have been no transactions in which Ms. Karachun has an interest that would be reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2024	COHERUS BIOSCIENCES, INC.

	By:	/s/ Dennis M. Lanfear
	Name:	Dennis M. Lanfear
	Title:	Chief Executive Officer